UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 9, 2007

Date of Report (Date of earliest event reported)

SIRENZA MICRODEVICES, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-30615	77-0073042
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

303 S. TECHNOLOGY COURT, BROOMFIELD, CO 80021
(Address of principal executive offices, including zip code)

(303) 327-3030
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Second Half 2007 Cash Incentive Plan. On August 9, 2007, the Compensation Committee of the Board of Directors of Sirenza Microdevices, Inc. (“Sirenza” or the “Company”) approved a cash incentive plan, or Bonus Plan, pursuant to which eligible exempt employees of the Company, including, without limitation, certain executive officers, have the potential to receive a one-time cash incentive payment in the event that the Company meets specified performance targets for the last six months of 2007, which we refer to as the Plan Period. The Bonus Plan is subject to the terms and conditions contained in the Company’s General Incentive Plan Terms and Conditions, which were amended by the Company on the same date to clarify their employee eligibility criteria and to facilitate compliance with Section 409A of the Internal Revenue Code.

The Bonus Plan is intended to reward participants for financial results in the Plan Period which support the achievement of the Company’s corporate goals for revenue growth and pro forma operating margin, or PFOM. PFOM is the Company’s pro forma operating income, or PFOI, for a given period, expressed as a percent of sales. PFOI is calculated by taking the Company’s income before taxes for a given period as calculated in accordance with GAAP, and then excluding the effect of any bonus payable under the Bonus Plan, as well as certain non-cash charges and infrequent or unusual events, including, without limitation, charges for the amortization of acquisition-related intangible assets, amortization of acquisition-related inventory step-up, compensation expenses related to employee equity awards, costs associated with litigation settlements, restructuring charges, manufacturing transition expenses, Micro Linear transitional expenses, the write-off of deferred equity financing costs and expenses related to abandoned merger and acquisition activities.

The Company must achieve revenue of at least 90% of its revenue plan for the Plan Period before any incentive may be earned. Once that revenue target is achieved, in addition, PFOI in the Plan Period representing approximately 22% of the Company’s revenue plan for the Plan Period must be achieved before any incentive is earned. We refer to this amount as the Minimum PFOI Amount.

The exact amounts of the Company revenue and PFOI targets have been omitted from this summary as they are specific quantitative performance related-factors involving confidential commercial or business information, the disclosure of which would have an adverse effect on the Company.

The size of any incentive pool funded under the Bonus Plan will depend on:

  the persons eligible to participate in the Bonus Plan as of the end of the period (the maximum incentive pool as of the beginning of the period may change as the group of eligible employees and their respective maximum bonus potential changes through new hires, attrition and changes in pay grade between now and the end of the period); and
  The achievement by the Company against the targeted levels of revenue and PFOI for the Plan Period.

Where the Company achieves between 90% and 100% of its revenue plan, $0.50 of every dollar of PFOI realized by the Company above the Minimum PFOI Amount will be available to fund the incentive pool. Where the Company achieves between 100% and 105% of its revenue plan, $0.60 of every dollar of PFOI realized by the Company above the Minimum PFOI Amount will be available to fund the incentive pool. Where the Company achieves 105% or more of its revenue plan, $0.65 of every dollar of PFOI realized by the Company above the Minimum PFOI Amount will be available to fund the incentive pool. As of August 9, 2007, the Company estimates that the maximum potential incentive pool that could be funded under the Bonus Plan, subject to the adjustment factors described above, is approximately $2.5 million.

There is no guaranteed minimum incentive pool funding level, and it is possible that no incentive pool will be funded. Awards and payout of any incentive pool created would not occur until the first quarter of 2008. The amount of any employee’s individual award under the Bonus Plan will be determined by management (or in the case of executive officers, the Compensation Committee of the Board of Directors) in its discretion at the time of the awards based on a variety of factors, including, without limitation, the employee’s incentive bonus potential as indicated in any employment agreement they may have with the Company, the employee’s individual performance and contribution to the Company’s success, the contribution of each segment, division or department, and the Company’s performance overall.

First Half 2007 Cash Incentive Payments. Also on August 9, 2007, the Compensation Committee of the Board of Directors of the Company approved the following incentive bonus payments to the following executive officers of the Company under the terms of the Company's previously announced First Half 2007 Cash Incentive Plan:

Name:	Title:	Amount:

Charles Bland	Chief Financial Officer	$55,000
Gerald Quinnell	EVP, Corporate Development	$48,000
Norm Hilgendorf	Chief Operating Officer	$43,000
Clay Simpson	VP, General Counsel	$36,000
Gerald Hatley	VP, Controller	$29,000

On August 9, 2007, the Committee approved the payment of an incentive bonus in the amount of $78,000 to Robert Van Buskirk, the Company's President and Chief Executive Officer. Mr. Van Buskirk did not participate in the First Half 2007 Cash Incentive Plan, but was awarded the aforementioned bonus by the Committee based on his and the Company's performance in the first half of 2007.

On August 11, 2007, the Company entered into an Executive Employment Agreement with its Chief Financial Officer Charles Bland. The agreement provides for a one-year employment relationship, a base salary of $295,000 per annum (which is the same annual salary Mr. Bland has most recently been paid for his service as the Company's Chief Financial Officer), a noncompetition agreement of up to one year on the part of Mr. Bland following the termination of his employment in certain instances, and the other benefits and responsibilities of Mr. Bland's position in effect at the time of execution of the agreement. Either the Company or Mr. Bland may terminate the employment relationship for any or no reason upon at least 30 days' prior notice to the other party. However, if, during the term of the agreement, Mr. Bland is terminated other than for "cause" or he resigns his employment with "good reason" (as such terms are defined in his agreement), or if his employment terminates by reason of his death, he is entitled to continue to receive severance benefits equal to his base salary then in effect for a period of up to twelve months ending August 11, 2008, and 50% of all of his unvested options, restricted stock awards and stock appreciation rights will immediately accelerate and vest. In addition, if Mr. Bland's employment is terminated for the above reasons or by reason of his becoming disabled, any Company-sponsored medical and dental coverage then in effect for him and his dependents shall be continued by the Company for a period of 12 months.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRENZA MICRODEVICES, INC. By: /s/ Clay Simpson Clay Simpson Vice President and General Counsel Date: August 15, 2007